Exhibit 10.66

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of May 5, 2008 by and among AOL LLC, a Delaware limited liability company (“Parent”), Bebo, Inc., a Delaware corporation (the “Company”), and, solely in his capacity as Stockholder Representative, Michael Birch, and this Amendment hereby amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2008, by and among Parent, Buckingham Acquisition Corp., a Delaware corporation, the Company and, solely with respect to certain provisions specified therein, the Stockholders Representative. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 11.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereby agree as follows:

1.        Amendments.

(a)        The parties agree that the “Indebtedness Amount” as contemplated by the Merger Agreement shall be the amount determined by the definition thereof contained in the Merger Agreement plus, in connection with the Company’s execution and delivery of the Agreements (as defined in Schedule 1(a) hereto), twenty seven million dollars ($27,000,000) (it being understood that the remaining three million dollars ($3,000,000) payable pursuant to the Agreements shall neither be included in the calculation of the Indebtedness Amount nor otherwise reduce the Merger Consideration and shall be paid by the Surviving Corporation following the Effective Time, as and when the same becomes due and payable thereunder).

(b)        The second sentence of Section 3.1(f) of the Merger Agreement is hereby deleted in its entirety and the following text is hereby inserted in lieu thereof:

“At least seven (7) days prior to the Effective Time, the Company shall send to each holder of a Company Stock Option (“UK Options”) issued to Persons subject to taxation in the United Kingdom an exercise form (in the forms attached as Exhibit K) that enables such holder to exercise his or her UK Options, effective immediately prior to the Effective Time, which UK Options shall be subject to the prior modification set forth in Section 7.4(g)(ii), if applicable, and conditional upon the Effective Time, on the terms and subject to the conditions of this Agreement, including those set forth in Section 10.2, on a “cashless” basis (meaning Parent shall advance the funds necessary to pay the aggregate exercise prices to the Company immediately prior to the Effective Time on the holders’ behalf, it being understood that payments in respect of Company Common Stock underlying such exercised UK Options will be reduced by the amounts of such advances), subject to withholding, if any, as required by applicable Law.”

(c)        The first sentence of Section 7.4(g)(i) of the Merger Agreement is hereby deleted in its entirety and the following text is hereby inserted in lieu thereof:

“Promptly following the date of this Agreement, the Company shall engage The Brenner Group, Inc. to prepare valuation reports (“Valuation Reports”) for shares of the Company Common Stock as of the close of business on each of August, 15, 2007, September 12, 2007, November 5, 2007, January 8, 2008 and February 1, 2008 (as applicable, the “Grant Dates”).”

(d)        The introductory language of Section 7.4(g)(ii) of the Merger Agreement is hereby amended by deleting the words “At least ten (10) days prior to the Closing,” and inserting the words “At least seven (7) days prior to the Closing, and, where applicable, subject to the stockholder approval to the extent required by Section 6.5,” in lieu thereof.

(e)        The introductory language of Section 7.4(g)(ii) of the Merger Agreement is hereby further amended by deleting the words “September 12” and inserting the words “August 15” in lieu thereof.

(f)        Clause (h) of Section 7.4 of the Merger Agreement is hereby amended by re-titling such clause as clause “(i)”.

(g)        Section 7.4 of the Merger Agreement is hereby amended by inserting the following clause (h) to follow clause (g) thereof:

“(h)     Prior to the Effective Time, the Company shall make the payment and take the actions specified on
Schedule 7.4(h).”

(h)        The Merger Agreement is hereby amended by inserting a new Exhibit K to the Merger Agreement to read as set forth on Annex A to this Amendment.

(i)        The Company Disclosure Schedule is hereby amended by inserting a new Schedule 7.4(h) to the Company Disclosure Schedule to read as set forth on Annex B to this Amendment.

(j)        Schedules 4.4(b), 4.15(i) and 4.15(k) of the Company Disclosure Schedule are each hereby amended by deleting the phrase:

“There may be Company Stock Options that were granted on or after September 12, 2007 with an exercise price per share of Company Common Stock that was less than the fair market value of such share on the applicable grant date.”

and inserting in place of each such occurrence the phrase:

“There may be Company Stock Options that were granted on or after August 15, 2007 with an exercise price per share of Company Common Stock that was less than the fair market value of such share on the applicable grant date.”

(k)        Schedules 4.7, 4.8(a), 4.10(a), 4.10(g), 4.15(c), 4.15(g) and 4.18(a) of the Company Disclosure Schedule are each hereby amended by deleting the phrase:

“As a result of the possible miscalculation of fair market value of the Company Common Stock in respect of grants of Company Stock Options and grants or purchases of Restricted Stock on and after September 12, 2007,”

and inserting in place of each such occurrence the phrase:

“As a result of the possible miscalculation of fair market value of the Company Common Stock in respect of grants of Company Stock Options and grants or purchases of Restricted Stock on and after August 15, 2007,”

2.        Representations and Warranties.

(a)        Each party hereto represents and warrants to the other parties hereto that: (i) it has all requisite corporate power and authority, or if an individual, legal capacity, to execute and deliver this Amendment, to perform its obligations under this Amendment, and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Amendment, and the consummation of the transactions contemplated hereby, have been duly and validly authorized, and no other corporate proceedings are necessary to authorize this Amendment, or to consummate the transactions contemplated hereby; (iii) this Amendment has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties hereto, this Amendment constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)        The Company represents and warrants to Parent that the board of directors of the Company has, at a meeting duly called and held prior to the execution of this Amendment, (i) unanimously approved and declared advisable this Amendment, (ii) determined that the transactions contemplated hereby and thereby are advisable and fair to and in the best interests of the stockholders of the Company, (iii) resolved to recommend and has recommended the adoption of this Amendment to the stockholders of the Company and (iv) directed that this Amendment be submitted to the holders of Company Capital Stock for their adoption and approval. The Company has received (and delivered to Parent) correct and complete copies of an Action by Written Consent (the “Written Consent”) duly approving and adopting this Amendment. The Written Consent was delivered by the holders of the Company Requisite Vote. The Company Requisite Vote is the only approval of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Amendment and no further vote or approval on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Amendment, and the transactions contemplated hereby.

(c)        The foregoing representations and warranties shall be considered made by the applicable party hereto in the Merger Agreement for all purposes thereunder,

including for purposes of Article X thereof, and shall not be subject to the De Minimis Amount or the Deductible.

3.        Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Merger Agreement are hereby ratified and confirmed and remain in full force and effect.

4.        Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5.        Counterparts. This Amendment may be executed and delivered in multiple counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.        Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without reference to such state’s principles of conflicts-of-law.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement and Plan of Merger as of the date first written above.

PARENT:

AOL LLC

By:	/s/ Nisha Kumar
	Name:	Nisha Kumar
	Title:	Chief Financial Officer

THE COMPANY:

BEBO, INC.

By:	/s/ Michael Birch
	Name:	Michael Birch
	Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

/s/ Michael Birch
Name:	Michael Birch

[Signature Page to Amendment to Merger Agreement]